Exhibit 10.17
THIS INSTRUMENT WAS DRAFTED BY:
Ronald E. Seanor
STONEBERG, GILES & STROUP, P.A.
300 O’Connell Street
Marshall, MN 56258
Telephone: (507) 537-0591
SDSB #3245
OPTION TO PURCHASE REAL ESTATE
     AGREEMENT entered into this 18th day of November, 2006, by and between Richard D. Nussbaum and Marjorie C. Nussbaum, as Trustees of the Richard D. Nussbaum Living Trust and Trustees of the Marjorie C. Nussbaum Living Trust (hereinafter collectively referred to as “Owners”) and Fagen, Inc., (hereinafter referred to as “Optionee”).
     WHEREAS, Owners are the owners of certain real property in Section 33, Township 103 North, Range 47 West of the Fifth Principal Meridian, Minnehaha County, South Dakota included in a proposed site for an ethanol plant and related facilities, a proposed footprint of which is annexed and incorporated as Exhibit “A”; and
     WHEREAS, the approximate area of Owners’ real property included in the proposed site is identified on Exhibit “A” as “Site” and
     WHEREAS, the precise acreage of Owners’ real property which Optionee shall have the option to purchase will be determined at a later date, pursuant to paragraph 1 of this Option to Purchase Real Estate, but shall be designated in increments of five (5) acres and shall neither exceed sixty (60) contiguous acres, nor be less than twenty (20) contiguous acres, nor materially extend beyond the boundaries appearing on Exhibit “A”, nor result in a parcel which is neither a square nor a rectangle; and
     WHEREAS, the precise acreage so determined pursuant to paragraph 1 of this Option to Purchase Real Estate is hereinafter referred to as the “Subject Property”; and
     WHEREAS, Optionee desires the right to obtain title to the Subject Property, at prices and under terms and conditions hereinafter provided, for the purpose of constructing an ethanol plant and related facilities,
     NOW THEREFORE, in consideration for the sum of an option fee of $5,000.00 in hand paid, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree that the foregoing recitals constitute covenants and agreements of the parties and further agree as follows:
     1. DEFINITION OF TERMS AND DETERMINATION OF SUBJECT PROPERTY. Subject Property hereinafter refers to the parcel owned by Owners and meeting the criteria aforesaid. Prior to any exercise of the option to purchase the Subject Property, Optionee shall present to Owners a survey thereof prepared by a licensed South Dakota land surveyor in a form sufficient for inclusion in a recordable plat of the Subject Property. Such survey shall be at the expense of Optionee and shall specify the actual acreage of the Subject Property to the nearest hundredth of an acre and shall be inclusive of “gross acres” of the Subject Property, that is inclusive of any portion of Subject Property titled in Owners’ name but subject to road use or right of way.
     2. PURCHASE TERMS AND CONDITIONS. The Optionee shall have the right and option to acquire all portions of the Subject Property upon the terms and conditions hereinafter set forth:
a.	Minimum Parcel Requirements. The right and option to acquire the Subject Property requires the Optionee to purchase the parcel as surveyed.

b.	Initial Option Period and Price. This initial option shall continue for a period of time extending from the execution of this agreement to and including May 15, 2007. During said period, Optionee shall have the right to purchase Subject Property as surveyed, at $5000.00 per gross acre. If said option to purchase is exercised, the $5,000.00 option fee shall be applied to the purchase price. If said option is not exercised within the initial option period, and no extension is requested, said option fee shall be retained by the Owners and this agreement shall be without further force and effect except that the provisions of paragraph 7 shall survive such expiration of this agreement.

c.	Right to Extend Option. The Optionee shall have the right and option to extend the initial option for one (1) year, that is from May 16, 2007 through May 15, 2008. Said extension request shall be in writing and submitted to Owners no later than seven (7) days prior to the expiration of the option in place. If the right to extend the option is exercised, the option fee shall be retained by the Owners but shall not be applied to the purchase price if the extended option is exercised.

d.	Possession. If the Optionee timely performs all obligations in connection with the exercise of any option pursuant to this agreement, possession of the Subject Property shall be delivered to the Optionee upon closing.

e.	Real Estate Taxes. If Optionee exercises its option to purchase Subject Property, then the Owners shall pay all real estate taxes payable in the year of sale or prior years. The Optionee shall pay all subsequent real estate taxes.

f.	Special Assessments. The Owners shall pay all installments of special assessments which are a lien on the real estate and, if not paid, would become delinquent during the calendar year that the option is exercised, and all prior installments thereof. All other special assessments shall be paid by the Optionee.

g.	Duties Pending Closing. In the event of notice of exercise of an option contained herein by the Optionee, Optionee shall obtain a commitment from First Dakota Title, Sioux Falls, South Dakota, for an Owner’s Policy of Title Insurance in the amount of the purchase price and showing merchantable title to the Subject Property in the Owners in conformity with this agreement, South Dakota law and Title Standards of the South Dakota State Bar Association. Optionee shall also promptly submit the plat of the Subject Property for approvals and recording, all at the expense of Optionee. Owners shall cooperate with Optionee in every reasonable respect in connection with the approval and recording of such plat. Optionee shall cooperate in every reasonable respect in connection with the relocation by Owners of residential building eligibilities from the Subject Property to adjacent land owned by Owners, it being acknowledged that no residential building eligibilities are to be purchased by Optionee.

h.	Deed. Upon closing, including payment of the purchase price, Owners shall convey the real estate to the Optionee, by Warranty Deed, free and clear of all liens and encumbrances but otherwise “AS IS” and without representation or warranty by Owners other than as to title and, without limiting the generality of the foregoing, subject to easements and restrictions of record. Owner shall pay the statutory transfer fee. This provision shall survive the closing.

i.	Joint Tenancy in Proceeds and in Real Estate. If the Owners, immediately preceding the exercise of any option herein, hold title to the Subject Property in joint tenancy with full right of survivorship, and the joint tenancy is not later destroyed by operation of law or by acts of the Owners, then the proceeds of thus sale, and any continuing or recaptured rights of the Owners in Subject Property, shall belong to the Owners as joint tenants with full rights of survivorship and not as tenants in common; and Optionee; in the event of death of either Owner, agree to pay any balance of the price due Owners under this contract to the surviving Owner and to accept a deed from the surviving Owner consistent with paragraph 2.

j.	Method of Exercise of Option. Exercise of the option to purchase the Subject Property shall be made by the Optionee delivering to the Owners at the address to which notices are to be sent, a written notice of exercise of the option as provided herein and shall be effective only if contemporaneous with the exercise of similar options of even or similar date herewith and regarding other parcels in Section 33 aforedescribed. Written notice shall be given in compliance with paragraph 11 below.

k.	Notice of Exercise of Option. The written notice of exercise of the option to acquire the Subject Property shall be made in the manner described herein but shall only be effective if given on or before the end of the last day of the last exercised option.

l.	Reimbursement for Unharvested Crops/Expenses. In the event Optionee takes possession of the Subject Property during the haying season, the Optionee shall, at closing, reimburse the Owners for the standing hay on the Subject Property at the rate of $480.00 per acre for the Subject Property total acreage, provided that the per acre rate shall be reduced by $175.00 if possession is after the first cutting of the season has been taken by Owners and by $130.00, $90.00, and $85.00, respectively, if subsequent second, third and fourth cuttings are taken before the possession date.

m.	Opportunity for Like-Kind Exchange. If, within 30 days from when the Optionee serves notice to the Owners of its intent to exercise its purchase option, the Owners find a third party willing to enter into a multiparty like-kind exchange agreement; the Optionee agrees to fully cooperate and enter into such agreement for the purpose of effecting a multiparty like-kind exchange pursuant to §1031 of the Internal Revenue Code, as amended, whereby the third party will sell like-kind real estate to the Optionee and execute a Warranty Deed in favor of the Owners; concurrently the Owners will convey their interest in Subject Property to the Optionee; concurrently the Optionee shall pay the third-party the lesser of the agreed upon value of the Subject Property and the agreed upon value of the acquisition property; concurrently the difference between the agreed upon value of the Subject Property and the agreed upon value of the exchange property shall be paid to the Owners by the Optionee, or to the third-party by the Owners, as circumstances dictate.

In the event the Owners fail to find a third party willing to enter into a multiparty like-kind exchange agreement within 30 days of the Optionee’s notice, but give notice to the Optionee of their intent to effect a deferred like-kind exchange pursuant to §1031 of the IRC of 1986, as amended, after such period, the Optionee agrees to deposit the purchase price of the Subject Property in an escrow or other account pursuant to terms enabling the Owners to effect such an exchange. In the event that Owners have not designated the property to be acquired by §1031 of the Internal Revenue Code, as amended, to effect like- kind exchange treatment, then the Optionee shall direct the closing agent to pay the balance of the purchase price to the Owners. In the event that the Owners have designated the property to be acquired by them within the identification period as required by §1031 of the Internal Revenue Code, as amended, to effect like-kind exchange treatment, then the Optionee shall direct the escrow agent to pay the third party the amount necessary to effect such an exchange and the balance, if any, of the escrow account to the Owners.

n.	Investment Opportunity. In consideration of the granting of this option and without regard to whether this option is exercised, Optionee assures Owners of the opportunity to invest in an ethanol plant constructed by Optionee or its affiliates in Minnehaha County, provided that such investment shall be subject to all terms and conditions thereof. This provision shall survive the closing.

o.	Repurchase. Owners shall have the right to repurchase the Subject Property if the option is exercised and there is closing but Optionee or its affiliates do not construct, to “substantial completion”, as that term is defined in AIA documents, an ethanol plant and related facilities thereon materially similar to that planned at the date hereof. Such repurchase shall be for the same price and on the same general transactional terms as set forth herein.
     3. CLOSING DATE. If Optionee exercises its option to purchase Subject Property, the Owners and Optionee shall appear at First Dakota Title in Sioux Falls, South Dakota at a mutually convenient closing date as agreed upon by the parties as soon as practical after the plat has been recorded. The Parties agree to equally share the expense of the closing agent, First Dakota Title. The Parties shall split equally the cost of the Owner’s Policy of title insurance premium. Optionee shall pay the cost of any mortgagee’s endorsement. Optionee shall pay the cost of recording the Warranty Deed. Optionee shall pay all brokerage commissions due in connection with the transaction, including those payable to HJN Team Real Estate. Owners represent and warrant to Optionee that they have incurred no brokerage obligations in connection with the transaction.

     4. RIGHT TO FARM PROPERTY DURING TERM OF AGREEMENT. The Owners shall have the exclusive use and possession of the Subject Property including but not limited to the right to farm the same during the term of this agreement, or until closing.
     5. RIGHT TO FARM PROPERTY PURCHASED. In the event that Optionee exercises its option to purchase the Subject Property and in the event that row crops or hay are subsequently cultivated or maintained upon said property, Owners shall have the first right to farm said property under terms and conditions customary in the area. Such right shall be assignable by Owners to persons or entities which have had or do have lease arrangements with Owners. This provision shall survive the closing.
     6. SUBSURFACE DRAINAGE. Optionee acknowledges its understanding that the Subject Property may contain certain drainage lines providing surface and subsurface water drainage from other real property. Optionee agrees to preserve such subsurface drainage or to provide suitable alternative surface or subsurface drainage at Optionee’s cost on any property purchased pursuant to the terms of this agreement.
     7. LICENSE TO OPTIONEE TO ENTER EXHIBIT “A” SITE. The Owners hereby grant the Optionee a nonexclusive license to enter the Exhibit “A” Site from time to time during the option period for the sole and exclusive purpose of allowing the Optionee to perform boundary and topographic survey work, and conduct soil, engineering, and other boring tests on such land. The Optionee agrees to indemnify, reimburse and hold the Owners harmless from any and all damage caused by the Optionee or its agents on the land or crops thereon and from, for and against any and all claims whatsoever arising out of Optionee’s exercise of the license here granted. After performing its test and engineering work, the Optionee shall restore the land to substantially the same condition as existed prior to the Optionee’s conduct thereon, and shall be liable to the Owners for any damage remaining on the land, or crops or fixtures thereon. Such license to go on the Exhibit “A” Site shall be limited to the purpose of performing such survey work and soil tests, engineering and other tests by the Optionee, and such license shall automatically terminate and be of no further force and effect after the expiration of the term of this option agreement. The terms of this provision shall survive the closing.
     8. RIGHT OF ASSIGNMENT. The Optionee shall have the full and unrestricted right to, at any time, assign its interest in this agreement or any other interest hereunder to any entity organized for the purposes of ownership and operation of an ethanol plant and related facilities in which it and/or its employees have a majority interest. Optionee agrees that in the event of an assignment, the Optionee shall retain responsibility for all of the rights, obligations and duties contained herein, all of which shall be deemed to have survived any such assignment.
     9. TIME IS OF THE ESSENCE. Time is of the essence of each and every term and provision of this agreement.
     10. REMEDIES. Each party to this agreement shall have any and all remedies in connection therewith as exist at law or in equity. In any action between the parties seeking enforcement of any of the terms and provisions of this agreement or in connection with the Subject Property, the prevailing party in such action shall be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses, not limited to taxable costs, and reasonable attorneys fees.

     11. NOTICES. Any notice to either party that may be required hereunder or which either party is permitted or may desire to give to the other party must be in writing and may be given by personal delivery or by mailing the same by registered or certified mail, return receipt requested, to the party to whom the notice is directed at the address of such party as hereinafter set forth or such other address as the parties may hereinafter designate:

Owners:	Richard D. Nussbaum, Trustee
Marjorie C. Nussbaum, Trustee
25343 488th Avenue
Garretson, SD 57030

With a copy to:
John C. Quaintance
P.O. Box 2208
Sioux Falls, SD 57101-2208

Optionee:	ATTN: Stephanie Howard-Clark & Wayne Mitchell
Fagen, Inc.
501 W. Hwy 212
P.O. Box 159
Granite Falls, MN 56241
     Any notice given by mail shall be deemed given on the day after that on which the same is deposited in the United States mail, properly addressed with postage fully prepaid, if mailed in Sioux Falls, South Dakota, or on the 2nd day after mailing if mailed elsewhere.
     IN WITNESS THEREOF, this Agreement has been executed by the parties as of the day and year first above written.

Richard D. Nussbaum Living Trust, Owner		Marjorie C. Nussbaum Living Trust, Owner

By:	/s/ Richard D. Nussbaum, Trustee	By:	/s/ Marjorie C. Nussbaum, Trustee
Richard D. Nussbaum, Trustee		Marjorie C. Nussbaum, Trustee

Fagen, Inc.

By:	/s/ Gregory Van Zanten	Its:	representative

Authorized Signature		Title

STATE OF SOUTH DAKOTA	)
)ss.
COUNTY OF MINNEHAHA	)
     On this 8th day of November, 2006, before me, the undersigned, a Notary Public, personally appeared Richard D. Nussbaum, Trustee and Marjorie C. Nussbaum, Trustee, collectively Owners, who executed the foregoing instrument, and acknowledged the execution of the foregoing Option to Purchase Real Estate.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ John C. Quaintance
Notary Public - State of South Dakota
(SEAL)
My Commission Expires: 10/17/2010	[JOHN C. QUAINTANCE	]
	[SEAL NOTARY PUBLIC SEAL	]
	[SOUTH DAKOTA	]

STATE OF South Dakota	)
)ss.
COUNTY OF Minnehaha	)
     On this 18th day of November, 2006, before me, the undersigned Officer, personally appeared Greg Van Zanten, who acknowledged himself to be the representative of Fagen, Inc., a Minnesota Corporation, and that he, as such representative being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the Corporation by himself as representative.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Kimberly A. Jensen
Notary Public - State of South Dakota
(SEAL)

My Commission Expires: 9/2/2011	[KIMBERLY A. JENSEN	]
	[SEAL NOTARY PUBLIC SEAL	]
	[SOUTH DAKOTA	]